Exhibit 10.29-1

SAFECO

FLEXIBLE BENEFITS

PROGRAM

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2004

TABLE OF CONTENTS

Page
Preamble -	3

SECTION 1 - DEFINITIONS	4
1.1 Affiliate	4
1.2 Annual Enrollment Form	4
1.3 Change in Status	4
1.4 COBRA Continuation Coverage	5
1.5 Code	5
1.6 Company	5
1.7 Compensation	5
1.8 Component Plan	5
1.9 Contract Administrator	5
1.10 Coverage Period	5
1.11 Dependent	5
1.12 Domestic Partner	6
1.13 Domestic Partnership	6
1.14 Effective Date	6
1.15 Election Period	6
1.16 Eligible Employee	6
1.17 Eligible Expense	7
1.18 Employee	7
1.19 Employer	7
1.20 ERISA	7
1.21 FMLA	7
1.22 Participant	7
1.23 Plan Administrator	7
1.24 Plan Year	7
1.25 Premium Expense	7
1.26 Program	7
1.27 Request for Reimbursement	8
1.28 Salary Redirection	8
1.29 Salary Redirection Agreement	8
1.30 USERRA	8

SECTION 2 - PARTICIPATION	9
2.1 Annual Enrollment	9
2.2 New Eligible Employees	9
2.3 Special Enrollment	9
2.4 Suspension or Termination of Employment	10
2.5 Leased Employees	15

SECTION 3 - CONTRIBUTIONS	13
3.1 Salary Redirection	13
3.2 Employer Contributions	13
3.3 Application of Contributions	13
3.4 Correction Procedures to Satisfy Discrimination Tests	13

SECTION 4 - BENEFITS	14
4.1 Benefit Options	14
4.2 Benefits Election	16
4.3 Change of Election	16
4.4 Payment of Premiums	20
4.5 Maximum Disbursement	21

SECTION 5 - ADMINISTRATION	22
5.1 Plan Administration	22
5.2 Duties and Authority of Plan Administrator	22
5.3 Forms	22
5.4 Examination of Documents	23
5.5 Participant Accounts	23
5.6 No Assets	23
5.7 Reports	23
5.8 Expenses	23
5.9 Claim Procedure	23
5.10 Bonding and Insurance	26

SECTION 6 - AMENDMENT OR TERMINATION	27
6.1 Amendment or Termination	27
6.2 Program for Exclusive Purpose of Providing Benefits to Participants	27

SECTION 7 - GENERAL PROVISIONS	28
7.1 Plan Interpretation	28
7.2 No Additional Rights	28
7.3 Other Salary–Related Plans	28
7.4 Representations	28
7.5 Notice	28
7.6 Masculine and Feminine, Singular and Plural	28
7.7 Severability	28
7.8 Governing Law	28
7.9 Disclosure to Participants	28
7.10 Accounting Period	29
7.11 Facility of Payment	29
7.12 Correction of Errors	29
7.13 Non-alienation of Benefits	29
7.14 Counting of Days	29

PREAMBLE

THIS CAFETERIA PLAN (hereinafter referred to as the “Program” and known as the Safeco Flexible Benefits Program) is originally adopted effective January 1, 1999, by Safeco Corporation (hereinafter the “Company”).

WHEREAS, the purpose of the Program is to enable Employees who become covered under the Program to elect payment of premiums for various coverages and reimbursement of certain expenses incurred by the Employee in lieu of cash compensation, as provided herein; and

WHEREAS, with respect to benefit coverages, the Program concerns only Premium Expenses and has no effect on benefits or claim payments made under each benefit coverage; and

WHEREAS, the Program contains definitions and general administrative provisions that govern the Program and Component Plans under the Program, except to the extent that a Component Plan provides otherwise; and

WHEREAS, the Program is maintained for the exclusive purpose of providing benefits to covered Employees and is intended to qualify as a “cafeteria plan” within the meaning of Section 125 of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), and comply with any other applicable provisions of law, including, without limitation, Code sections 79, 105, 106, and 129, and the Employee Retirement Income Security Act of 1974; and

WHEREAS, the Company wishes to amend the Program to reflect certain regulatory and administrative changes,

NOW, THEREFORE, the Company hereby amends the Program as set forth in the following pages, effective January 1, 2004.

SECTION 1

DEFINITIONS

The following terms, when used herein, shall have the following meanings, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Program text for terms defined by this and other sections.

1.1	Affiliate. “Affiliate” means a corporation or other business organization while it is controlled by or under common control with the Company, within the meaning of Code sections 414 and 1563. The determination of control shall be made without reference to paragraph (a)(4) and (e)(3)(C) of Code section 1563. “Affiliate” also means any member of an affiliated service group (within the meaning of Code section 414(m)) of which the Company or any Affiliate is a member and any leasing organization (as defined in Code section 414(n)) to the extent its employees constitute leased employees with respect to the Company or any Affiliate. Notwithstanding the foregoing, “Affiliate” also means any entity that, pursuant to Code section 414(o) and the regulations thereunder, must be aggregated with the Company or any other Affiliate.

1.2	Annual Enrollment Election. “Annual Enrollment Election” means the election made by an Eligible Employee, at the commencement of each Plan Year or upon becoming an Eligible Employee, to participate in the Program by electing Salary Redirection under Section 3 and benefits described in Section 4.1, including various benefit coverages and reimbursements under a Component Plan, subject to the limitations stated herein. The Annual Enrollment Election (telephonic, written, and/or electronic versions) will be made by an Eligible Employee in the form and time prescribed by the Plan Administrator.

1.3	Change in Status. “Change in Status” means any of the events described below, as well as any other events included under subsequent changes to Code section 125 or regulations issued under Code section 125 that the Plan Administrator (in its sole discretion) decides to recognize on a uniform and consistent basis:

•	Legal Marital Status: A change in a Participant’s legal marital status, including marriage, death of a spouse, divorce, legal separation, or annulment.

•	Number of Dependents: Events that change a Participant’s number of tax Dependents, including birth, death, adoption, and placement for adoption.

•	Change in Employment Status: Any change in employment status of the Participant or the Participant’s Dependents that affects the benefit eligibility under a cafeteria plan (including the Program) or other employee benefit plan (including the benefit plan(s) or policy(ies)) of the employer of the Participant or Dependents, including termination or commencement of employment, a strike or lockout, a commencement of or return from an unpaid leave of absence, a change in work site, switching from salaried to hourly paid, union to nonunion or vice versa, incurring a reduction or increase in hours of employment (e.g., going from part-time to full-time) or any other similar change that makes the individual become (or cease to be) eligible for a particular employee benefit.

•	Dependent Eligibility Requirements: An event that causes a Participant’s Dependent to satisfy or cease to satisfy the Dependent eligibility requirements for a particular benefit, such as attaining a specified age, getting married, or ceasing to be a student.

•	Change in Residence: A change in the place of residence of the Participant or the Participant’s Dependent that affects the benefit eligibility under a cafeteria plan (including the Program) or other employee benefit plan (including the benefit plan(s) or policy(ies)) of the employer of the Participant or Dependents.

See Section 4 for requirements that must be met for a Participant to change his or her election during the Plan Year on account of a Change in Status.

1.4	COBRA Continuation Coverage. “COBRA Continuation Coverage” means continued medical, dental, vision, and/or medical reimbursement account coverage, which is available in certain situations where such coverage would otherwise cease, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. For purposes of Section 4.3, “COBRA Continuation Coverage” includes coverage under a similar state law.

1.5	Code. “Code” means the Internal Revenue Code of 1986, as amended, and including all regulations promulgated pursuant thereto.

1.6	Company. “Company” means Safeco Corporation, a corporation organized under the laws of the state of Washington.

1.7	Compensation. “Compensation” means the total cash remuneration received by the Participant from an Employer during a Coverage Period (as reported in Box 1 of Form W-2) prior to any reductions pursuant to a Salary Redirection Agreement authorized under the Program.

1.8	Component Plan. “Component Plan” means the Safeco Dependent Care Reimbursement Plan, the Safeco Medical Expense Reimbursement Plan, and any other plan designated as a “Component Plan” that may be established from time to time by the Company as part of the Program.

1.9	Contract Administrator. “Contract Administrator” means a person or entity with which the Company has contracted to provide administrative services with respect to the Program or any Component Plan.

1.10	Coverage Period. “Coverage Period” means the Plan Year; provided that, (a) for any Employee who first becomes an Eligible Employee after the start of a Plan Year, the initial Coverage Period shall mean the period commencing on the date such Eligible

Employee’s participation in the Program is first effective and extending through the remainder of the Plan Year, and (b) for any Employee who ceases to be an Eligible Employee before the end of the Plan Year, the final Coverage Period shall mean the period beginning on the first day of the Plan Year (or, if later, the Effective Date of the Eligible Employee’s participation in the Program) and extending through the date(s) participation terminates pursuant to Section 2.4.

1.11	Dependent. “Dependent” means the spouse or Domestic Partner and unmarried children of an Eligible Employee, as defined in each benefit contract. Unmarried children must be under the maximum eligibility age as defined in each contract or be incapable of self-support because of a mental or physical incapacity.

1.12	Domestic Partner. “Domestic Partner” means a same-sex or opposite-sex individual, age 18 or older, who, for a period of 12 months or more prior to enrolling in the Program, meets the following criteria: The individual is neither married nor related by blood or marriage to a Participant; is the Participant’s sole spousal equivalent and intends to remain so indefinitely; lives together with a Participant in the same principal residence and intends to do so indefinitely; is emotionally committed to the Participant and shares joint responsibilities for common welfare and financial obligations; and is not related to the Participant by blood closer than would prohibit marriage in the state in which the Participant resides.

1.13	Domestic Partnership. “Domestic Partnership” means a relationship between an Eligible Employee and a Domestic Partner.

1.14	Effective Date. “Effective Date” of the Program means January 1, 1999.

1.15	Election Period. “Election Period” means the period immediately preceding each Coverage Period that is designated by the Plan Administrator for the election of benefits described in Section 4.1; provided, however, that the Election Period for an Eligible Employee who first becomes eligible to participate during a Coverage Period shall be as described in Section 2.2.

1.16	Eligible Employee. “Eligible Employee” means a salaried Employee who is eligible to receive benefits pursuant to a group benefits plan sponsored by the Company that is a benefit described in Section 4.1, except those individuals indicated below. For the first Plan Year, “Eligible Employee” means salaried Employees who are regularly scheduled to work at least 20 hours per week and 5 months or more per period of 12 consecutive months. Employees on an approved paid leave of absence or unpaid FMLA leave of absence who were Eligible Employees when such leave commenced remain Eligible Employees during the period of leave.

The term “Eligible Employee” does not include nonresident aliens, leased Employees, Employees covered by a collective bargaining agreement where welfare benefits were the subject of good faith bargaining that does not provide for participation in the Program, or individuals determined by the Company (in its sole discretion) to be contract Employees, independent contractors, or any other nonregular Employee.

Notwithstanding the foregoing, an individual who is not treated by the Employer as an employee for payroll tax purposes, but who is subsequently determined by a government agency, by the conclusion or settlement of threatened or pending litigation, or otherwise, to be (or to have been) a common law employee of the Employer shall not be an Eligible Employee, unless and until (and only to the extent) the Plan Administrator provides otherwise.

1.17	Eligible Expense. “Eligible Expense” means an expense that is incurred during a Coverage Period (but not prior to the date benefits commence under the Program), which is eligible for reimbursement under the terms of the Program and any Component Plan and not otherwise reimbursed to the Participant by any means whatsoever.

1.18	Employee. “Employee” means any person who is employed by an Employer as a common law employee and any leased employee within the meaning of Code section 414(n)(2). The term “Employee” shall not mean an independent contractor.

1.19	Employer. “Employer” means the Company and any Affiliate that by resolution of the Company’s Board of Directors and with the approval of such Affiliate has elected or elects to adopt the Program. Each Employer agrees to be bound by such terms and conditions relating to the Program as the Board may reasonably require.

1.20	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto.

1.21	FMLA. “FMLA” means the Family and Medical Leave Act of 1993, as amended, and all regulations promulgated pursuant thereto.

1.22	Participant. “Participant” means any Eligible Employee who becomes enrolled in the Program pursuant to Section 2.

1.23	Plan Administrator. “Plan Administrator” means the person or entity authorized to administer the Program pursuant to Section 5.1.

1.24	Plan Year. “Plan Year” means the calendar year.

1.25	Premium Expense. “Premium Expense” means the Participant’s cost for benefits described in Section 4.1, as determined from time to time by the Company. The Premium Expense for a particular benefit is normally set for a Plan Year. However, the Premium Expense for health coverage provided by an independent third party shall be automatically adjusted to reflect a mid-Plan Year benefit cost increase or decrease.

1.26	Program. “Program” means the SAFECO Flexible Benefits Program as amended from time to time.

1.27	Request for Reimbursement. “Request for Reimbursement” means the form provided by the Plan Administrator for Participants to claim reimbursement under a Component Plan.

1.28	Salary Redirection. “Salary Redirection” means the amount by which a Participant’s Compensation shall be reduced pursuant to Section 3.1 and an Annual Enrollment Election, with the understanding that the Employer will contribute such amount to the Program on behalf of the Participant for the purchase of benefits.

1.29	Salary Redirection Agreement. “Salary Redirection Agreement” means an agreement between a Participant and an Employer under which the Participant agrees to reduce his or her Compensation or to forgo increases in such Compensation and to have such amounts contributed by the Employer to the Program on the Participant’s behalf. The agreement shall apply only to Compensation that has not been actually or constructively received by the Participant as of the date of the agreement (after taking the Program and Code section 125 into account) and subsequently does not become currently available to the Participant.

1.30	USERRA. “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and all regulations promulgated pursuant thereto.

SECTION 2

PARTICIPATION

2.1	Annual Enrollment. Each Eligible Employee may enroll in the Program by completing an Annual Enrollment Election provided by the Plan Administrator during the Election Period, effective for the next Coverage Period commencing after the Election Period. An Eligible Employee must complete a new Annual Enrollment Election during the Election Period preceding each Plan Year during which he or she wishes to participate in the Program.

The Annual Enrollment Election shall include a Salary Redirection Agreement and shall designate the benefits elected. The election made shall be irrevocable until the end of the applicable Coverage Period unless the Participant is entitled to change his or her election pursuant to Section 4.3, the Participant is entitled to a special enrollment period under Section 2.3, or all or part of the election is automatically terminated due to a change of employment status under Section 2.4.

Except with respect to coverage under a Component Plan, after the expiration of the first Coverage Period of participation, a Participant shall be deemed to have completed a new Annual Enrollment Election and entered into a new Salary Redirection Agreement containing the same terms as the Participant’s most recently executed Annual Enrollment Election for each succeeding Coverage Period, unless the Participant completes a new Annual Enrollment Election during an Election Period that changes the benefits elected. Coverage under a Component Plan shall be only available if the Participant completes an Annual Enrollment Election and affirmatively elects such coverage.

2.2	Newly Eligible Employees. An individual who becomes an Eligible Employee during a Plan Year may elect to participate in the Program.

The Annual Enrollment Election must be completed within 30 days of the date on which the individual becomes an Eligible Employee. Such an Employee shall commence participation on the first day of the month following the date he or she becomes an Eligible Employee for all group benefits coverage described in Section 4.1.

2.3	Special Enrollment.

(a)	Loss of Other Coverage. An Eligible Employee who declined to participate or to enroll an eligible Dependent in a health coverage option described in Section 4.1(a) during the Election Period due to other health insurance coverage may elect to enroll in a health coverage option described in Section 4.1(a) upon loss of the other health coverage. If the other coverage was COBRA Continuation Coverage, the loss must result from exhaustion of that COBRA coverage, or if the other coverage was not COBRA Continuation Coverage, either the coverage must be terminated as a result of loss of eligibility for the coverage or employer contributions toward the coverage must be terminated. The term “loss of eligibility” includes a loss of coverage as a result of legal separation, divorce, termination of employment, or reduction in hours of employment, but does not include any loss due to failure to pay premiums in a timely basis or termination of coverage for cause. Application for enrollment must be made within 30 days after loss of the other coverage.

Enrollment is effective as of the date of the loss of coverage.

(b)	New Dependents. An Eligible Employee who declined to enroll in a health coverage group benefit option described in Section 4.1(a) during a previous enrollment period may enroll in a health coverage option described in Section 4.1(a) if he or she acquires a Dependent, as defined in the applicable plan, through marriage, birth, adoption, or placement for adoption and submits a completed Annual Enrollment Form to the Plan Administrator within (30) days of the (i) the Participant’s marriage to the enrolling spouse or (ii) the birth, adoption, or placement of a child.

A Participant may enroll an eligible Dependent in a health coverage option described in Section 4.1(a) by submitting an Annual Enrollment Election within 30 days of acquiring the Dependent through marriage, birth, adoption, or placement for adoption.

In the case of marriage, birth, adoption, or placement for adoption, health coverage enrollment is effective the date of such marriage, birth, adoption, or placement for adoption.

2.4	Suspension or Termination of Employment.

(a)	Termination of Employment. With the exception of retirement, in the event a Participant terminates employment during a Plan Year, participation in the Program shall terminate on the date on which the Participant terminates employment. All contributions shall cease upon termination of employment. If the Participant meets retirement eligibility, participation in the Program shall terminate on the date on which the Participant terminates employment; however, benefits under a particular coverage available under Section 4.1(a), (b) or (c) may continue until the last day of the month in which the Participant terminates as provided in the plan documents applicable to that coverage.

A Participant who is rehired within 30 days of termination and becomes an Eligible Employee during the same Plan Year will have his or her participation in the Program resume on the first day of the month following the date he or she becomes an Eligible Employee. The elections that were in place on the Participant’s employment termination date shall be automatically reinstated. A reinstated Participant shall not be permitted to change benefit elections until the next Election Period, unless he or she experiences a qualified status change under Section 4.3. A Participant who is rehired later than 30 days following termination or who becomes an Eligible Employee in a different Plan Year shall be treated as a newly Eligible Employee and Section 2.2 shall apply.

(b)	Suspension of Participation. In the event a Participant ceases to be an Eligible Employee, or ceases to have enough Compensation to cover the agreed-upon Salary Redirection, but does not terminate employment or take a leave of absence, his or her participation in the Program shall be suspended and shall terminate at the end of the Plan Year, if active participation is not reinstated earlier. If the Employee again becomes an Eligible Employee, or has adequate Compensation before the end of the Plan Year, his or her active participation in the Program shall be reinstated and the most recent Annual Enrollment Election shall again become effective, subject to any changes permitted pursuant to Section 4.3.

If such an Employee again becomes an Eligible Employee, or has adequate Compensation, after the end of the Plan Year, he or she may enroll in the Program pursuant to Section 2.2.

During periods of suspended participation, no Salary Redirection contributions shall be made pursuant to Section 3.1, and no benefits elected pursuant to Section 4 shall be provided through the Program; however, benefits under a particular coverage available under Section 4.1(a), (b) or (c) may continue for a period of time as provided in the plan documents applicable to that coverage.

(c)	Leave of Absence.

(1)	Paid Leave. In the event a Participant takes a paid leave of absence, including paid leave pursuant to FMLA or USERRA, but does not terminate employment with an Employer, participation in the Program, including, without limitation, Participant and Employer contributions pursuant to Sections 3.1 and 3.2 and benefits elected pursuant to Section 4, shall continue during such leave of absence.

(2)	Unpaid Leave

•	Other Than FMLA or USERRA Leave. In the event a Participant takes an approved, unpaid leave of absence that is not FMLA or USERRA leave, each elected benefit shall continue during the unpaid leave and the Employer shall continue to contribute to the Program in accordance with Section 3.2, provided the Premium Expense (if any) for such benefits is paid by the Participant on an post-tax basis on the same schedule as payments would be made if the Participant were not on leave.

•	FMLA Leave. In the event a Participant takes an unpaid FMLA leave of absence, each elected benefit shall continue during the unpaid leave to the extent required by FMLA, and the Employer shall continue to contribute to the Program in accordance with Section 3.2, provided the Premium Expense (if any) for such benefits is paid by the Participant on an post-tax basis (or on a pre-tax basis to the extent that payments are made from taxable Compensation such as vacation days) on the same schedule as payments would be made if the Participant were not on leave or under any other payment schedule permitted by Labor Regulations 29 C.F.R. 825.210(c).

•	USERRA Leave. In the event a Participant takes an unpaid USERRA leave, elected benefit shall continue during the unpaid leave to the full extent required by USERRA, and the Employer shall continue to contribute to the Program in accordance with Section 3.2, provided the Premium Expense (if any) for such benefits is paid by the Participant in a timely manner. The Participant on unpaid USERRA leave shall pay the Premium Expense (if any) on the same schedule as payments would be made if the Participant were not on leave. The Premium Expense shall be paid on an after-tax basis during the unpaid USERRA leave. Notwithstanding the foregoing, in the event the Participant takes USERRA leave but does not terminate employment with the Employer, the Employer will pay all Premium Expenses associated with elected health benefits outlined in sections 4.1(a)(1), (a)(2) and (a)(3) during the first six months of such leave provided, however, that the Employer will not pay any amounts which represent Employee contributions to the Medical Expense Reimbursement Plan outlined in section 4.1(b).

(3)	Return From Leave. Upon return from an unpaid leave of absence before the end of the Plan Year in which the leave commenced, active participation in the Program shall be reinstated and Salary Redirection contributions and benefits shall resume according to the Participant’s most recent Annual Enrollment Election, including any changes pursuant to Section 4.3. If a Participant returns from an unpaid leave of absence after the end of the Plan Year in which the leave began, the Participant shall be treated as a newly Eligible Employee and Section 2.2 shall apply.

If the Participant does not immediately resume active employment at the conclusion of a paid or unpaid leave of absence, the Participant shall no longer be considered an Eligible Employee and the provisions of Section 2.4(a) shall apply.

2.5	Leased Employees. A leased employee shall not be eligible to participate in the Program.

SECTION 3

CONTRIBUTIONS

3.1	Salary Redirection. If a Participant elects a benefit described in Section 4.1 pursuant to the applicable election procedure in Section 2, his or her Compensation shall be reduced in an amount equal to his or her Salary Redirection. Such amount shall be deducted ratably each pay period from the Participant’s Compensation and applied to the Premium Expense and the Participant’s cost for Component Plan benefits elected.

In the event the Premium Expense for health coverage provided by an independent third party changes during a Plan Year, the Salary Redirection amount shall be automatically adjusted to reflect the change in the Premium Expense.

A Participant’s Salary Redirection amount for any Plan Year shall not exceed the maximum cost to the Participant for all benefits that may be elected under the Program.

3.2	Employer Contributions. Prior to commencement of the Plan Year, the Company shall determine the monthly amount, if any, to be contributed to the Program by an Employer on behalf of each Participant, in addition to the Salary Redirection amounts, during such Plan Year.

Employer contributions shall be made on behalf of all active Participants and Participants on a paid leave of absence. No Employer contribution shall be made on behalf of a Participant on an unpaid leave of absence unless the unpaid leave of absence is a USERRA leave of less than six months. If the Participant is on FMLA leave or another unpaid leave and pays his/her Premium Expense for their coverage, then Employer contributions shall also be made for such benefits.

3.3	Application of Contributions. The Company shall credit Salary Redirection amounts and Employer contributions, if any, to a bookkeeping account on behalf of each Participant to pay for benefits elected under the Program. Salary Redirection amounts shall be credited as soon as reasonably practical after each payroll period.

3.4	Correction Procedures to Satisfy Discrimination Tests. If at any time during a Plan Year the Plan Administrator determines that it is necessary to prospectively reduce a Participant’s Salary Redirection or Employer contribution or to treat an otherwise nontaxable benefit under the Program as a taxable benefit to satisfy any nondiscrimination requirement or limitation on contributions or benefits imposed by the Code, it shall have the authority to reduce such contributions in such amounts and for the remainder of the Plan Year or any lesser period of time, or report benefits as taxable benefits, to the extent it deems necessary under the circumstances. In the event contributions are reduced, the Plan Administrator shall reduce the Salary Redirection amounts for each affected Participant in the order of the Salary Redirection amounts elected beginning with the highest, and then shall reduce the Employer contribution on behalf of each affected Participant in an equal amount. If necessary to correct discrimination under a Component Plan, the Company may first prospectively cease all contributions on behalf of affected Participants to the Component Plan as of a specified date.

SECTION 4

BENEFITS

4.1	Benefit Options. Each Participant shall elect to have the amount of his or her Salary Redirection applied to coverage of the Participant and Participant’s Dependents, if any, under the Company-sponsored group benefits plans set forth below.

Amounts designated for a particular coverage shall be available only for that coverage, and, if not paid for such coverage during the Plan Year, shall be forfeited on the last day of the Plan Year.

The terms and conditions of the coverages offered are set forth in separate documents. The insurer, contract number, or funding method of providing the following group coverages may change from time to time. The group coverage and contract as modified from time to time shall be incorporated herein by this reference. However, the terms and conditions of any such group coverage shall be determined solely from the plan documents applicable to the coverage and are not affected by the terms of the Program. Such group coverages are affected by the terms of the Program only to the extent of electing the coverages provided to a Participant.

Cash pursuant to Section 4.1(d), group term life insurance coverage in excess of $50,000 pursuant to Section 4.1(a)(4), optional and Dependent group term life coverage, and coverage elected for a Domestic Partner who is not a Code Section 152 dependent of the Participant shall be reported as a taxable benefit. All other benefits shall be reported as nontaxable benefits, subject to the provisions of any Component Plan and any adjustment made pursuant to Section 3.4.

(a)	Group Benefits Plans. Each Participant may elect to have his or her Salary Redirection Agreement applied to pay Premium Expenses for coverage of the Participant and Participant’s Dependents, if any, under the Company-sponsored group plans set forth below:

(1)	Medical Coverage. Each Participant may choose Employee only, Employee plus spouse, Employee plus child(ren) or Employee plus family medical coverage under one of the following options on a pre-tax basis, or may waive medical coverage altogether:

(A)	the HMO plan(s) currently available through Safeco at the Participant’s location; or

(B)	the self-insured PPO plan(s) currently available through Safeco at the Participant’s location.

(2)	Dental Coverage. Each Participant may choose Employee only, Employee plus spouse, Employee plus child(ren) or Employee plus family dental coverage under the self-insured plan(s) currently available through Safeco at the Participant’s location on a pre-tax basis, or may waive coverage altogether.

(3)	Vision Coverage. Each Participant may choose Employee only, Employee plus spouse, Employee plus child(ren) or Employee plus family vision coverage under the self-insured plan(s) currently available through Safeco at the Participant’s location on a pre-tax basis, or may waive coverage altogether.

(4)	Group Term Life Insurance. Each Participant will automatically receive employee group term life insurance coverage equal to the amount set forth in the plan documents applicable to the coverage, without Premium Expense. Each Participant may choose additional optional Employee group term life insurance coverage on a post-tax basis. Each Participant may also choose optional Dependent group term life coverage on a post-tax basis.

(5)	Accidental Death and Dismemberment. Each Participant may choose optional accidental death and dismemberment coverage on a post-tax basis for either themselves or themselves and their Dependents.

(6)	Long-Term Disability. Each Participant may choose optional long-term disability coverage equal to the amount set forth in the plan documents applicable to the coverage on a post-tax basis.

(b)	Medical Expense Reimbursement Plan. Each Participant may choose reimbursement of eligible medical expenses as provided under a Component Plan.

(c)	Dependent Care Reimbursement Plan. Each Participant may choose reimbursement of dependent care expenses as provided under a Component Plan.

(d)	Cash Benefit. If a Participant chooses to waive coverage altogether under (a)(1) or (a)(2) above, he or she will receive cash each pay period in approximately equal installments throughout the Coverage Period equal to the amount determined by the Plan Administrator prior to the beginning of each Plan Year.

(e)	Vacation Benefit. Each Participant with less than 20 years of service as of December 31, 2004 may choose to purchase additional vacation hours in units equal to 7.75 hours on a pre-tax basis. The maximum annual purchase is 2 units or 15.5 hours. The price of each Vacation Benefit unit is based on the Participant’s base annual salary at the time of his or her Annual Enrollment Election. Vacation Benefits may not be paid from the Plan until all regular vacation accruals outside of the Plan have been used. Requests for Vacation Benefits must be made through the Employer’s FOCUS system.

4.2	Benefits Election. Subject to the conditions and limitations of the Program and any Component Plan, a Participant shall make an Annual Enrollment Election that consists of a combination of options having a value equal to the total Salary Redirection made on his or her behalf during the Plan Year. Options specified in Section 4.1 shall be assigned individual premiums. The reimbursement plan options pursuant to Section 4.1(b) and (c) shall have a value equal to the dollar amount elected by a Participant.

A Participant shall specify the portion of his or her account for a Plan Year that shall be designated for each option, subject to any mandatory coverages. Amounts designated for a particular option shall be available only for that option and if not spent for such option during the Plan Year shall be forfeited. Any forfeited amount shall be used to pay administrative expenses, and any balance remaining thereafter shall be used in any manner permitted by Code section 125. Notwithstanding the provisions of this paragraph to the contrary, in the event of a Participant’s termination of employment, any credited but unused Vacation Benefits must be cashed out and paid to the Participant to the extent required by applicable law.

Reimbursement of an Eligible Expense pursuant to a Component Plan shall be deemed a benefit for a particular Coverage Period if the Eligible Expense is incurred during such Coverage Period and a Request for Reimbursement of the Eligible Expense is submitted within the required time.

4.3	Change of Election.

(a)	A Participant may change his or her actual or deemed election under the Program upon the occurrence of a Change in Status, but only if such change or termination is made on account of and corresponds with a Change in Status that affects eligibility for coverage under a plan of the Employer or a plan of the spouse’s or Dependent’s employer (referred to as the general consistency requirement). A Change in Status that affects eligibility for coverage under a plan of the Employer or a plan of the spouse’s or Dependent’s employer includes a Change in Status that results in an increase or decrease in the number of an Employee’s family members (i.e., a spouse and/or Dependents) who may benefit from the coverage.

The Plan Administrator (in its sole discretion), on a uniform and nondiscriminatory basis, shall determine, based on prevailing IRS guidance, whether a requested change is on account of and corresponds with a Change in Status. Assuming that the general consistency requirement is satisfied, a requested change must also satisfy one of the following specific consistency requirements for a Participant to be able to alter his or her election based on the specified Change in Status:

(1)

Loss of Dependent Eligibility. For a Change in Status involving a Participant’s divorce, annulment, or legal separation from a spouse, the death of a Dependent, or a Dependent ceasing to satisfy the eligibility requirements for coverage, a Participant may only elect to cancel health insurance coverage for the spouse involved in the divorce, annulment, or legal separation, the deceased Dependent, or the Dependent that ceased to satisfy the eligibility requirements. Canceling coverage for any other individual under these circumstances would fail to correspond with that Change in Status. Notwithstanding the foregoing, if the Participant or the Participant’s Dependent (but not ex-spouse) becomes eligible for COBRA (or similar health plan continuation coverage under state law) under the Program, the Participant may increase his or her election to pay for such coverage.

(2)	Gain of Coverage Eligibility Under Another Employer’s Plan. For a Change in Status in which a Participant or a Participant’s Dependent gains eligibility for coverage under another employer’s cafeteria plan (or another employer’s qualified benefit plan) as a result of a change in marital status or a change in employment status, a Participant may elect to cease or decrease coverage for that individual only if coverage for that individual becomes effective or is increased under the other employer’s plan.

(3)	Dependent Care Expense Reimbursement Benefits. With respect to the Dependent Care Reimbursement Plan, a Participant may change or terminate his or her election if such change or termination is made on account of and corresponds with a Change in Status that affects eligibility for coverage under an employer’s plan or when due to a change in the cost of dependent care or change in the provider of dependent care services.

(4)	Group Term Life, Disability and Accidental Death and Dismemberment. For a Change in Status involving a Participant’s legal marital status or the employment status of a Participant’s Dependent (disregarding the requirement that the event cause a loss or gain of eligibility), a Participant may elect either to increase or to decrease group term life insurance, disability income and accidental death and dismemberment coverage offered under the Program.

(b)	HIPAA Special Enrollment Rights (Applies Only to Medical Coverage). If a Participant or a Participant’s Dependent is entitled to special enrollment rights under a group health plan, as required by Code section 9801(f), then the Participant may revoke a prior election for health or accident coverage and make a new election (including salary redirection election), provided that the election corresponds with such special enrollment right. A special enrollment right may arise if medical coverage was declined for the Employee or Dependent under the group health plan because of outside medical coverage and eligibility for such coverage is subsequently lost due to legal separation, divorce, death, termination of employment, reduction in hours, or exhaustion of the maximum COBRA period, or if a new Dependent is acquired as a result of marriage, birth, adoption, or placement for adoption. For purposes of this provision, (1) an election to add previously eligible Dependents as a result of the acquisition of a new spouse or dependent child shall be considered to be consistent with the special enrollment right; and (2) a HIPAA special enrollment election attributable to the birth or adoption of a new dependent child may, subject to the provisions of the underlying group health plan, be effective retroactively (up to thirty (30) days).

(c)	Certain Judgments, Decrees, and Orders (Applies Only to Premium Expense Benefits That Provide Accident or Health Coverage and to Medical Expense Reimbursement Plan Benefits). A Participant may change an election to provide or cancel health coverage for the Participant’s child in accordance with a judgment, decree, court order, or change in legal custody (“Order”) resulting from a divorce, annulment, or legal separation from a spouse. If so, the Participant may: (1) change his or her election to provide coverage for the dependent child (provided that the Order requires the Participant to provide coverage); or (2) change his or her election to revoke coverage for the dependent child if the Order requires that another individual (including the Participant’s spouse or former spouse) provide coverage under that individual’s plan. A Participant may cancel coverage only to the extent the Participant’s child is actually enrolled in a benefit plan or policy(ies) elsewhere.

(d)	Medicare and Medicaid (Applied Only to Premium Expense Benefits That Provide Accident or Health Coverage and to medical Expense Reimbursement Plan Benefits). A Participant may elect to prospectively reduce or cancel health coverage for the Participant or Dependent who becomes entitled to coverage under Medicare or under Medicaid although coverage under the Medical Expense Reimbursement Plan may only be canceled. A Participant may elect to enroll in health coverage, and/or enroll his or her Dependent in health coverage, due to a loss of eligibility for Medicare or Medicaid by such individual or individuals.

(e)	Change in Cost (Applies Only to Premium Expense Benefits That Provide Accident or Health Coverage and to Dependent Care Reimbursement Plan Benefits, as Limited Below).

(1)	Automatic Increase or Decrease for Insignificant Cost Changes. If the cost of a benefit plan or policy increases or decreases during a Plan Year by an insignificant amount, then the Premium Expense under each affected Participant’s election shall be prospectively increased or decreased to reflect such change. The Plan Administrator, on a reasonable and consistent basis, will automatically effectuate this prospective increase or decrease in affected employees’ elective contributions in accordance with such cost changes.

(2)	Significant Cost Increase or Decrease. If a Participant elects Premium Expenses for a health coverage and the Plan Administrator determines that the insurer significantly increased or decreased the cost of coverage during the Coverage Period, or that the premiums charged to a Participant are significantly increased or decreased, the Participant may make a corresponding prospective increase or decrease in his or her contributions, or revoke his or her election, and, in lieu thereof, receive coverage under another Program option that provides similar coverage.

(3)	Limitation on Change in Cost Provisions for Dependent Care Reimbursement Plan. The above “Change in Cost” provisions apply to the Dependent Care Reimbursement Plan only if the cost change is imposed by a dependent care provider who is not a “relative” of the employee by blood or marriage (as that term is defined in IRS Reg. Section 1.125-4(f)(2)(iii) or other IRS guidance).

(f)	Change in Coverage (Applies Only to Premium Expense Benefits That Provide Accident or Health Coverage and to Dependent Care Reimbursement Plan Benefits).

(1)	Significant Curtailment. If the Plan Administrator determines that a Participant’s Company-sponsored coverage under the Program is significantly curtailed, the Participant may revoke his or her election under the Program. In that case, each affected Participant may prospectively elect coverage under another benefit plan or policy option that provides similar coverage. Coverage under a health plan is deemed “significantly curtailed” only if there is an overall reduction in coverage provided to Participants under the Program so as to constitute a loss in coverage. A “loss in coverage” means a complete loss of coverage under the benefits package option or other coverage option. If there is a significant curtailment that is not a loss of coverage, the Participant may elect similar coverage under another benefit option but cannot cancel coverage even if no similar coverage option is available.

(2)	Significant Addition or Elimination of Benefits Package Option Providing Similar Coverage. If during a Plan Year the Program adds or eliminates a benefit plan or policy, an affected Participant may elect a newly added option or elect another benefit plan or policy (where a Program option has been eliminated), and may do so prospectively on a pre-tax basis by making corresponding election changes with respect to coverage under another benefit plan or policy option that provides “similar coverage.” Any additional option must constitute a “significant improvement” in coverage under prevailing IRS guidance.

(3)	Change in Coverage of Dependent Under Plan of Dependent’s or Former Spouse’s Employer. A Participant may make a prospective election change that is on account of and corresponds with a change made under a plan (including the Program, a different employer’s plan, or an educational or governmental plan) of the Dependent’s or former spouse’s employer, so long as (a) the cafeteria plan or qualified benefits plan of the Dependent’s or former spouse’s employer permits its participants to make an election change that would be permitted under the proposed or final IRS regulations (as reflected in this Section 4.3); or (b) the Program permits Participants to make an election for a Plan Year period of coverage that is different from the plan year period of coverage under the other cafeteria plan or qualified benefits plan. The Plan Administrator shall determine, based on prevailing IRS guidance, whether a requested change is on account of and corresponds with a change made under the plan of the Dependent’s or former spouse’s employer.

(g)	FMLA. A participant may change his or her election under the Program upon an FMLA leave in accordance with Section 2.4(c)(2)

(h)	Election Period. For election changes other than changes in health coverage, the election change shall become effective for the first of the month following receipt and processing of the election change request by the Plan Administrator. An election change request must be submitted to the Plan Administrator within (30) days after the applicable event allowing the change occurs.

For changes in health coverage, the change shall be effective as of the date described in the plan documents applicable to the elected health coverage. An election change request must be submitted to the Plan Administrator within 30 days after the applicable event allowing the change occurs.

Notwithstanding the foregoing, in the event a Participant acquires a Dependent child due to birth, adoption, or placement for adoption pursuant to a HIPAA special enrollment right, and the Participant is covered under either: (1) an insured medical coverage available through Section 4.1(a)(1) where the contract has been written for delivery in Washington State or (2) one of the self-insured medical coverages currently available through Safeco, and the Participant desires to add the newborn, newly adopted, or newly placed for adoption child to such coverage, an election change may be submitted within 30 days of the birth, adoption, or placement for adoption. Coverage shall be retroactive to the date of birth, adoption, or placement for adoption.

4.4	Payment of Premiums. The Company shall forward premiums as soon as administratively feasible to the appropriate Plan Administrator, insurance carrier, health maintenance organization, or funding vehicle for elected coverages.

Eligible Expenses shall be reimbursed as soon as practical following receipt of a Request for Reimbursement, subject to the terms of the Component Plan. An Eligible Expense shall be reimbursable pursuant to the terms of the Program and a Component Plan only during the Coverage Period in which it is incurred; provided that an Eligible Expense incurred during a Coverage Period may be reimbursed if a Request for Reimbursement of the expense is submitted within the following time periods:

(a)	for reimbursements from the Dependent Care Reimbursement Plan, on or before the March 31 following the end of the Plan Year; and

(b)	for reimbursements from the Medical Expense Reimbursement Plan, on or before the March 31 following the end of the Coverage Period.

If the Plan Administrator denies (in whole or in part) a Participant’s Request for Reimbursement, the Participant may appeal such denial as provided in Section 5.9.

4.5	Maximum Disbursement. Except as otherwise provided in a Component Plan, disbursements for an option under Section 4.1 shall never exceed the portion of the Participant’s account balance that is designated for such option.

SECTION 5

ADMINISTRATION

5.1	Plan Administration. The Company shall be the Plan Administrator of the Program. The Company can delegate plan administration to an outside service provider. The Corporate Compensation and Benefits Department of the Company shall supervise the operation of the Program. It is intended that the Plan satisfy all applicable requirements of the Code and ERISA (ERISA applies to the Medical Expense Reimbursement Plan component only). The Program shall be construed and administered accordingly.

5.2	Duties and Authority of Plan Administrator.

(a)	Administrative Duties. The Plan Administrator shall administer the Program in a nondiscriminatory manner for the exclusive benefit of Participants and their beneficiaries. The Plan Administrator shall perform all such duties as are necessary to supervise the administration of the Program and to control its operation in accordance with the terms thereof, including, but not limited to, the following:

(1)	make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Program;

(2)	interpret the provisions of the Program and determine any question arising under the Program, or in connection with the administration or operation thereof;

(3)	determine all considerations affecting the eligibility of any Employee to be or become a Participant;

(4)	determine eligibility for and amount of benefits for any Participant;

(5)	authorize and direct all disbursements of benefits under the Program;

(6)	employ and engage such persons, counsel, and agents and obtain such administrative, clerical, medical, legal, audit, and actuarial services as it may deem necessary in carrying out the provisions of the Program; and

(7)	delegate and allocate specific responsibilities, obligations, and duties imposed by the Program, to one or more Employees, officers, or such other persons as the Plan Administrator deems appropriate.

(b)	General Authority. The Plan Administrator shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Program and the facts and circumstances of claims for benefits. Any interpretation or construction of or action by the Plan Administrator with respect to the Program and its administration shall be conclusive and binding on any and all parties and persons affected hereby.

5.3	Forms. All elections and other communications (including telephonic, written, and/or electronic versions) from any Participant or other person to the Plan Administrator required or permitted under the Program shall be in the form prescribed from time to time by the Plan Administrator, shall be mailed by first-class mail or delivered (including delivery by facsimile transmission, telex, telegram, inter-office mail, or online) to the location specified by the Plan Administrator, and shall be deemed to have been given and delivered only upon actual receipt thereof. Each Participant shall file via an Annual Enrollment Election such pertinent information as the Plan Administrator may specify.

5.4	Examination of Documents. The Plan Administrator shall make available to each Participant such documents and records as pertain to the Participant, for examination at reasonable times during normal business hours.

5.5	Participant Accounts. The Plan Administrator shall maintain a Company bookkeeping account or accounts on behalf of each Participant showing the fiscal transactions of the Program, with respect to each Participant.

5.6	No Assets. Except as specifically required to the contrary pursuant to the terms and conditions of one or more Company-sponsored trusts, no assets shall be segregated for the purpose of providing benefits under the Program, and all benefits shall be payable solely from the Company’s general assets. A Participant has only an unsecured contract right to receive payments under the terms of the Program.

Any contributions pursuant to Section 3 are held by the Company and remain available to the Company’s general creditors. Participant accounts are a recordkeeping device, and any funds in such accounts are general assets of the Company. No interest shall be credited to any Participant’s account.

5.7	Reports. The Plan Administrator shall file or cause to be filed all annual reports, returns, and financial or other statements required by any federal or state statute, agency, or authority within the time prescribed by law or regulation for filing said documents; and to furnish such reports, statements, or other documents to such Participants and beneficiaries as required by federal or state statute or regulation, within the time prescribed for furnishing such documents.

5.8	Expenses. All expenses incurred in connection with administration of the Program shall be paid by the Company, except to the extent provided otherwise by any applicable trust agreement.

5.9	Claim Procedure.

(a)	Claim Submission and Review. Claims for benefits under Component Plans must be made in writing to the Contract Administrator. The Contract Administrator may prescribe a form or forms for filing claims under a Component Plan, and if it does so, a claim will not be deemed properly filed unless such form is used, but the Contract Administrator shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason. Claims that are properly filed will be reviewed by the Contract Administrator, which will make its decision with respect to such claim and notify the claimant (the “Claimant”) in writing of the decision within 90 days (30 days in the case of a claim related to medical expense reimbursement benefits) after the Contract Administrator’s receipt of the claim, provided that the 90-day period (30-day period in the case of a claim related to medical expense reimbursement benefits) can be extended for up to an additional 90 days (15 days in the case of a claim related to medical expense reimbursement benefits) if the Contract Administrator (1) determines that the extension is necessary due to matters beyond the control of the Program or Component Plan, and (2) notifies the Claimant in writing, prior to the expiration of the original 90-day period (30-day period in the case of a claim related to medical expense reimbursement benefits), of the extension, the reasons therefor, and the date by which the Contract Administrator expects to make a decision. If an extension is necessary due to a failure by the Claimant to submit the information necessary to decide the claim, the notice of extension shall specifically describe the required information, and the Claimant shall be afforded at least 45 days from receipt of the notice within which to provide the specified information. Claims related to medical expense reimbursement benefits shall be subject to such additional procedures as are specified in 29 C.F.R. 2560.503-1 for post-service claims under group health plans.

(b)	Notice of Denial. Anytime a claim for benefits is wholly or partially denied, the written response to the Claimant shall include:

•	The specific reasons for the denial;

•	Reference to the specific Program or Component Plan provisions on which the denial is based;

•	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or information is necessary;

•	A description of the Program’s claim appeal procedure (and the time limits applicable thereto), as set forth in subsection (c) immediately below, including, in the case of a claim for medical reimbursement benefits, a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination (i.e., a denial) on appeal; and

•	In the case of a denial related to medical expense reimbursement benefits:

(1)	if an internal rule, guideline, protocol or other similar criterion was relied upon in deciding to deny the claim, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or similar criterion was relied upon in deciding to deny the claim and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request; or

(2)	if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment supporting the denial, applying the terms of the Program or Component Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(c)	Appealing Denied Claims. If a claim related to medical expense reimbursement benefits or dependent care expense reimbursement benefits is denied in whole or in part, the Claimant may appeal such denial by filing a written appeal with the Senior Vice President, Corporate Human Resources (the “Vice President”) within 60 days (180 days in the case of a claim related to medical expense reimbursement benefits) of receiving written notice that the claim has been denied. Such written request for appeal should include:

•	A statement of the grounds on which the appeal is based;

•	Reference to the specific provisions in the Program or Component Plan document which support the claim;

•	The reason or argument why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and

•	Any other relevant documents, comments, records or other information that the Claimant wishes to include.

The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of documents, records and other information relevant (within the meaning of 20 C.F.R. 2560.503-1(m)(8)) to his or her claim.

(d)	Review of Appealed Claim. Any appeal will be considered by the Vice President, who will make his or her decision with respect thereto, and notify the Claimant in writing of the decision, within 60 days after the Vice President’s receipt of the written appeal; provided that with respect to appeals related to dependent care expense reimbursement benefits, the 60-day period can be extended for up to an additional 60 days if the Vice President determines that special circumstances require an extension of time to process the appeal and the Claimant is notified in writing of the extension, and the reasons therefore, prior to the commencement of the extension. Appeals related to medical expense reimbursement benefits shall be subject to such additional procedures as are specified in 29 C.F.R. 2560.503-1 for the review of post-service claim denials under group health plans.

In considering any appeal, the Vice President (1) will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination, and (2) will not afford deference to the Contract Administrator’s initial denial.

(e)	Denial of Appeal. In the event the claim is denied on appeal, the written denial will include:

•	The specific reason or reasons for the denial;

•	Reference to the specific Program or Component Plan provisions on which the denial is based;

•	In the case of a denial related to medical expense reimbursement benefits, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (within the meaning of 29 C.F.R. 2560.503-1(m)(8)) to his or her claim;

•	In the case of a denial related to medical expense reimbursement benefits, a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA; and

•	In the case of a denial related to medical expense reimbursement benefits:

26

(1)	if an internal rule, guideline, protocol or other similar criterion was relied upon in deciding to deny the claim, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or similar criterion was relied upon in deciding to deny the claim and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon request;

(2)	if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment supporting the denial, applying the terms of the Program or Component Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(3)	the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office or your State insurance regulatory agency.”

(f)	Statute of Limitation and Standard of Review. A Claimant may not bring an action under Section 502(a) of ERISA or otherwise with respect to his or her claim until he or she has exhausted the foregoing procedure. Any such action must be filed in a court of competent jurisdiction within 180 days after the date on which the Claimant receives the Vice President’s written denial of the Claimant’s claim on appeal or it shall be forever barred. Any further review, judicial or otherwise, of the Vice President’s decision on the Claimant’s claim will be limited to whether, in the particular instance, the Vice President abused his or her discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Vice President has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Program and any Component Plan to the extent necessary to make benefit determinations.

(g)	Claim Procedures for Group Benefits. Claims and reimbursements for benefits described in Section 4.1(a) shall be administered in accordance with the claims procedures for such benefits as set forth in the plan documents or summary plan description for such benefits.

5.10	Bonding and Insurance. To the extent required by law with respect to benefits subject to ERISA, every fiduciary of the Program or Component Plan and every person handling funds of the Program or Component Plan shall be bonded. The Plan Administrator shall take such steps as are necessary to ensure compliance with applicable bonding requirements. The Plan Administrator may apply for and obtain fiduciary liability insurance insuring the Program and Component Plans against damages by reason of breach of fiduciary responsibility at the Program’s expense and insuring each fiduciary against liability to the extent permissible by law at the Company’s expense.

SECTION 6

AMENDMENT OR TERMINATION

6.1	Amendment or Termination. The Company establishes the Program with the intention that it will be maintained indefinitely. However, the Company reserves the right at any time and from time to time to amend any or all provisions of the Program and Component Plans or terminate the Program or any Component Plan and/or any contributions thereunder, in whole or in part, for any reason and without the consent of any person and without any liability to any person for such amendment or termination of the Program, provided that the payment of claims that are incurred prior to the time of such amendment or termination of the Program shall not be adversely affected. Any amendment or termination shall be made in writing, adopted by (a) the Compensation Committee of the Board, if it finds that the amendment will not significantly increase or decrease costs or benefits, or (b) the Board at any time. Adoption of any amendment will be evidenced by a certified copy of the Compensation Committee or Board resolution authorizing such action. Nothing in the Program or any Component Plan shall be construed to require continuation of the Program or any Component Plan with respect to existing or future Participants or beneficiaries.

In the event the Program or a Component Plan is terminated, no further Employer contributions or Salary Redirection with respect to the Program or the Component Plan, whichever applies, shall be made.

Amounts designated for Premium Expenses shall be applied to pay Premium Expenses for the remainder of the Plan Year in which termination of the Program occurs, or until such amount is reduced to zero if earlier.

Amounts designated for the Dependent Care Reimbursement Plan shall be used to reimburse Eligible Expenses under that plan that are incurred during the remainder of the Plan Year in which termination of the Program occurs or until the balance is reduced to zero if earlier. Eligible Expenses shall be reimbursed under the Dependent Care Reimbursement Plan following termination of the Program, provided the claim was incurred while the Participant was actively participating in the Dependent Care Reimbursement Plan and that a Request for Reimbursement is submitted on or before the March 31 after the end of the Plan Year in which termination of the Program occurs.

Medical Expense Reimbursement Plan coverage shall provide reimbursement of Eligible Expenses that are incurred prior to the date of termination of the Program. Eligible Expenses shall be reimbursed under the Medical Expense Reimbursement Plan following termination of the Program, provided the claim was incurred while the Participant was actively participating in the Medical Expense Reimbursement Plan and that a Request for Reimbursement is submitted on or before the March 31 after the end of the Plan Year in which termination of the Program occurs.

Amounts credited as Vacation Benefits shall be applied to pay a Participant for vacation hours in accordance with Section 4.1(e) and for the remainder of the Plan Year in which termination of the Program occurs, or until such amount is reduced to zero if earlier.

6.2	Program for Exclusive Purpose of Providing Benefits to Participants. The Program has been established and shall be administered solely in the interests of Participants and for the exclusive purpose of providing benefits to Participants and other covered individuals and defraying the reasonable expense of administering the Program.

SECTION 7

GENERAL PROVISIONS

7.1	Plan Interpretation. This document and all appendices and amendments, including the Component Plan documents, set forth the provisions of the Program. The Program shall be read in its entirety and not severed except as provided in Section 7.7.

7.2	No Additional Rights. No person shall have any rights under the Program, except as and only to the extent expressly provided for in the Program. Neither the establishment nor amendment of the Program, nor the creation of any fund or account, nor the payment of benefits, nor any action of an Employer or the Plan Administrator shall be held or construed to confer on any person any right to be continued as an Employee, nor, upon dismissal, any right or interest in any account or fund other than as herein provided. Each Employer expressly reserves the right to discharge any Employee at any time.

7.3	Other Salary-Related Plans. It is intended that any other salary-related Employee benefit plans that are maintained or sponsored by the Employer shall not be affected by the Program. Any contributions or benefits under such other plans with respect to a Participant shall, to the extent permitted by law and applicable plan documents, be based on his or her Compensation from the Employer.

7.4	Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property, Social Security, or other tax consequences will result from participation in the Program. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

7.5	Notice. All notices, statements, reports, and other communications from the Company to any Employee or other person required or permitted under the Program and Component Plans shall be deemed to have been duly given when delivered to (including delivery by facsimile transmission, telex, telegram, inter-office mail, or online), or when mailed by first-class mail, postage prepaid, and addressed to, such Employee or other person at his or her address last appearing on the Employer’s records.

7.6	Masculine and Feminine, Singular and Plural. Whenever used herein, a pronoun shall include the opposite gender, the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

7.7	Severability. If any provision of the Program is held illegal or invalid for any reason, such determination shall not affect the remaining provisions of the Program, which shall be construed as if the illegal or invalid provisions had never been included.

7.8	Governing Law. The Program shall be construed in accordance with applicable federal law and the laws of the State of Washington.

7.9	Disclosure to Participants. Each Participant shall be advised of the general provisions of the Program and, upon written request addressed to the Plan Administrator, shall be furnished any information requested regarding the Participant’s status, rights, and privileges under the Program as may be required by law.

7.10	Accounting Period. The accounting period for the Program shall be the Plan Year.

7.11	Facility of Payment. In the event any benefit under the Program shall be payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Plan Administrator may direct payment of such benefit to a duly appointed guardian or other legal representative of such person, or in the absence of a guardian or legal representative, to a custodian for such person under the Uniform Gifts to Minors Act or to any relative of such person by blood or marriage, for such person’s benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Employer and the Program of any liability to the extent of such payment.

7.12	Correction of Errors. In the event an incorrect amount is paid to or on behalf of a Participant or beneficiary, any remaining payments may be adjusted to correct the error. The Plan Administrator may take such other action it deems necessary and equitable to correct any such error.

7.13	Non-alienation of Benefits. No benefit, right, or interest of any person hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance charge, seizure, or attachment by legal, equitable, or other process, or be liable for or subject to the debts, liabilities, or other obligations of such person, except as otherwise required by law.

7.14	Counting of Days. Any period of time described in the Program as a number of days shall mean the corresponding number of consecutive days, unless the context specifically indicates otherwise.

Exhibit 10.29-2

SAFECO

DEPENDENT CARE

REIMBURSEMENT PLAN

(A Component Plan of the

Safeco

Flexible Benefits Program)

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2004

i

PREAMBLE

THIS DEPENDENT CARE REIMBURSEMENT PLAN (hereinafter the “Plan” and known as the Safeco Dependent Care Reimbursement Plan) was originally adopted effective January 1, 1999 by Safeco Corporation (hereinafter the “Company”).

WHEREAS, the purpose of the Plan is to allow Employees who become covered under the Plan to elect to receive reimbursement of dependent care expenses which are excluded from gross income under Section 129 of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), as provided herein and in the terms of the Safeco Flexible Benefits Program (hereinafter the “Program”); and

WHEREAS, the Plan is a Component Plan of the Program and, except to the extent otherwise expressly provided herein, is governed by the terms of that Program, and

WHEREAS, the Plan shall be maintained for the exclusive purpose of providing benefits to covered Employees and is intended to qualify as a dependent care assistance plan within the meaning of Code Section 129 and comply with any other applicable provisions of law;

WHEREAS, the Company wishes to amend the Plan to reflect certain regulatory and administrative changes;

NOW, THEREFORE, the Company hereby adopts the Amendment of the Plan as set forth in the following pages, effective January 1, 2004.

1

SECTION 1

DEFINITIONS

The terms used herein which are defined in Section 1 of the Program shall have the same meaning as therein defined and the following additional terms shall have the following meanings, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Dependent. “Dependent” means:

(a)	a child who is under the age of thirteen (13) and with respect to whom a Participant or his or her spouse is entitled to a dependent exemption under Code Section 151(c); or

(b)	a relative or household member of a Participant over one-half (1/2) of whose support is received from the Participant and who is physically or mentally incapable of caring for himself or herself and who regularly spends at least eight (8) hours per day in the Participant’s household; or

(c)	the spouse of a Participant who is physically or mentally incapable of caring for himself or herself and who regularly spends at least eight (8) hours per day in the Participant’s household.

1.2	Dependent Care Expense. “Dependent Care Expense” means an Eligible Expense for which documentation approved by the Plan Administrator has been provided, which is incurred prior to the date participation in the Plan terminates, and which meets the requirements of Section 3. A Dependent Care Expense is incurred at the time the service which gave rise to the expense is performed.

1.3	Earned Income. “Earned Income” means wages, salaries, tips and other Employee Compensation, plus net earnings from self-employment, computed without regard to any community property laws and excluding any amounts received as a pension or annuity, or paid or incurred by an employer for dependent care assistance including reimbursement of Eligible Expenses. A Participant’s spouse who is either a student or incapable of caring for himself or herself shall be deemed, for each month during which such spouse is either a full-time student at an educational institution or a Dependent, to be gainfully employed and to have Earned Income of not less than:

(a)	$200 per month, if the Participant has only one (1) Dependent for the Plan Year, or

(b)	$400 per month, if the Participant has two (2) or more Dependents for the Plan Year.

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1.4	Household Services. “Household Services” means ordinary and usual services done in and around a home that are necessary to run the home and which are at least partially for the well-being and protection of a Dependent.

1.5	Plan. “Plan” means the Safeco Dependent Care Reimbursement Plan as amended from time to time.

1.6	Program. “Program” means the Safeco Flexible Benefits Program as amended from time to time.

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SECTION 2

BENEFITS

2.1	Reimbursement Options. Subject to the conditions and limitations set forth in the Plan and the Program, each Participant who elects to participate in the Plan may designate any amount from a minimum of $50 annually to a maximum of $5,000 annually during the Plan Year for reimbursement of Dependent Care Expenses. The total amount designated for reimbursement per Plan Year, combined with any other dependent care assistance expected to be received through an employment-related plan by the Participant or his or her spouse, may not exceed the least of:

(a)	$5,000 for single Participants and married Participants who file a joint federal income tax return, or $2,500 for married Participants who file separate returns;

(b)	the Participant’s anticipated Earned Income for the Plan Year; and

(c)	if the Participant is married on the last day of the Plan Year, the spouse’s anticipated Earned Income for the Plan Year.

Dependent Care Expenses may be incurred and reimbursed at any time during the Coverage Period, subject to the other provisions of the Plan and the Program.

2.2	Election of Reimbursement. A Participant may elect to participate in the Plan by submitting an Annual Enrollment Election to the Plan Administrator and may claim reimbursement by submitting the incurred expenses in a form (including online submission or paper form submission) prescribed by the Plan Administrator. All claims must be submitted on or before the end of the claims runout period (as communicated by the Plan Administrator) following the Plan Year. In the event a Participant does not claim or qualify for reimbursement of the amount elected during the Plan Year, the difference between the amount elected and actual reimbursement shall be forfeited. Any forfeited amount shall be used to offset the Plan’s administrative expenses and any balance remaining thereafter shall be used in any manner permitted by Code Section 125.

In the event of a Participant’s death, the surviving spouse or the administrator or executor of a deceased Participant’s estate may claim reimbursement of Dependent Care Expenses incurred, provided the expense was incurred while the Participant was actively participating in the Dependent Care Reimbursement Plan and the claim is submitted on or before the March 31 after the end of the Plan Year.

2.3	Payment of Reimbursements. The Plan Administrator shall reimburse Dependent Care Expenses which are properly documented only to the extent that the Dependent Care Expenses do not exceed a Participant’s account balance. The Plan Administrator shall reimburse a Participant who is entitled to a reimbursement as soon as practical after the Participant submits the claim. No Participant shall have any rights or be entitled to any such reimbursements under the Plan unless the claim is submitted as required by the

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Plan Administrator. The Plan Administrator will review each claim for reimbursement submitted to determine whether (i) the expenses for which reimbursement is sought are reimbursable Dependent Care Expenses and (ii) the claim is accompanied by the required documentation.

Each claim for reimbursement must include the following, and any other information which may be required by the Plan Administrator:

(a)	a written statement from an independent third party that the expense has been incurred, the date it was incurred, and the amount of the expense,

(b)	a written statement from the Participant that the expense has not been reimbursed and is not reimbursable under any other dependent care assistance plan, and

(c)	either:

(1)	the name, address and taxpayer identification number of the person performing the services to which the Request for Reimbursement relates, or

(2)	if such person is an organization described in Code Section 501(c)(3) and exempt from tax under Code Section 501(a), the name and address of the person performing the services to which the Request for Reimbursement relates.

2.4	Maximum Reimbursements. Reimbursements during a Plan Year shall not exceed the least of:

(a)	the total annual amount designated via the Annual Enrollment Election for Dependent Care Expenses for such Plan Year,

(b)	the Participant’s account balance designated for benefits under the Plan, or

(c)	the amount of Dependent Care Expenses for which reimbursement is properly requested.

Prior to the end of each Plan Year, a Participant shall notify the Plan Administrator if the amount of reimbursement under the Plan exceeds the lesser of the Participant’s or his or her spouse’s actual or deemed Earned Income for the Plan Year. The Company shall report such excess reimbursements as taxable benefits on the Participant’s Form W-2.

2.5	Annual Statement of Benefits. On or before January 31 of each calendar year, the Plan Administrator shall furnish to each Participant a statement of all dependent care benefits paid to or on behalf of such Participant during the preceding calendar year.

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SECTION 3

DEPENDENT CARE EXPENSES

3.1	In General. Dependent Care Expenses are amounts paid by a Participant for Household Services and for the care of a Dependent which are incurred to enable the Participant (and, if married, spouse) to be gainfully employed for any period for which he or she has one or more Dependents, provided that:

(a)	if such expenses are incurred for services outside a Participant’s household, they are incurred for the care of a child as defined in Section 1.1(a), or of any other Dependent defined in Section 1.1(b) or (c) who regularly spends at least eight (8) hours each day in the Participant’s household, and

(b)	if such outside services are provided by a dependent care center, which is a facility that (i) provides care for more than six (6) individuals (other than individuals who reside at the facility), and (ii) receives a fee, payment or grant for providing services for any of the individuals (regardless of whether such facility is operated for profit), then such center must comply with the applicable state and local government laws and regulations.

3.2	Exclusions. Notwithstanding any Plan or Program provision to the contrary, Dependent Care Expenses shall in no event include amounts paid by a Participant to an individual:

(a)	with respect to whom a deduction is allowable to the Participant or the spouse under Code Section 151(c) (relating to personal exemptions for dependents),

(b)	who is a child (within the meaning of Code Section 151(c)(3)) of either the Participant or the Participant’s spouse (if filing jointly) under the age of nineteen (19) at the close of the Plan Year in which such amounts are paid, or

(c)	to reimburse expenses incurred for overnight camp.

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Exhibit 10.29-3

SAFECO

MEDICAL EXPENSE

REIMBURSEMENT PLAN

(A Component Plan of the

Safeco

Flexible Benefits Program)

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2004

i

PREAMBLE

THIS MEDICAL EXPENSE REIMBURSEMENT PLAN (hereinafter the “Plan” and known as the Safeco Medical Expense Reimbursement Plan) was originally adopted effective January 1, 1999, by SAFECO Corporation (hereinafter the “Company”).

WHEREAS, the purpose of the Plan is to allow Employees who become covered under the Plan to elect to receive reimbursement of medical expenses that are excluded from gross income under Section 105 of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), as provided herein and under the terms of the Safeco Flexible Benefits Program (hereinafter the “Program”); and

WHEREAS, the Plan is a Component Plan of the Program and, except to the extent otherwise expressly provided herein, is governed by the terms of the Program; and

WHEREAS, the Plan shall be maintained for the exclusive purpose of providing benefits to covered Employees and is intended to qualify as a self-insured medical expense reimbursement plan within the meaning of Code Section 105(h) and comply with any other applicable provisions of law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, certain Plan information required by ERISA is set forth in Appendix I; and

WHEREAS, the Company wishes to amend the Plan to reflect certain regulatory and administrative changes,

NOW, THEREFORE, the Company hereby adopts the amendment of the Plan as set forth in the following pages, effective January 1, 2004.

1

SECTION 1

DEFINITIONS

The terms used herein that are defined in Section 1 of the Program shall have the same meaning as therein defined, and the following additional terms shall have the following meanings unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Dependent. “Dependent” means with respect to any Participant, such Participant’s (1) spouse or (2) child who receives over half of his or her support from the Participant (or the Participant and spouse combined) for the tax year in which Medical Expenses are incurred (or in the case of a divorced or legally separated Participant, the child receives over half of his or her support from either or both parents combined) and who meets one of the following descriptions:

(a)	child under nineteen (19) years of age,

(b)	child under twenty-three (23) years of age who is a full-time student, or

(c)	child who is physically or mentally incapable of self-support due to a physical or mental disability that arose prior to attaining age twenty-three (23).

A child adopted by a Participant, or placed for adoption with a Participant, shall be regarded as a child of the Participant for all purposes herein. A stepchild of a Participant shall be regarded as a child of the Participant if the Plan Administrator determines, with sole discretion, that such stepchild is in good faith treated by the Participant as a child and such stepchild lives with the Participant or would live with the Participant but for such stepchild’s resident attendance at an accredited educational institution.

Notwithstanding the foregoing, a Dependent shall also include a child of the Participant for whom the Participant is required to provide group health plan coverage pursuant to a qualified judgment, decree, order or administrative notice issued by a court or pursuant to a state administrative process that has the force and effect of law.

A Participant’s Domestic Partner shall be treated as a Dependent for purposes of the Plan if the Domestic Partner meets the definition of “dependent” under Code Section 152.

1.2	Medical Expense. “Medical Expense” means an Eligible Expense for which documentation approved by the Plan Administrator has been provided and that is incurred during a Coverage Period, and prior to the date participation in the Plan terminates, by a Participant on behalf of himself or herself, or a Dependent:

(a)	that would have been paid directly or reimbursed pursuant to another employer-sponsored health policy, plan or program, but for the application of a deductible or copayment, dollar or other specific limitation on the amount of coverage, or

2

(b)	that is paid for the diagnosis, cure, mitigation, treatment or prevention of disease or for the purpose of affecting any structure or function of the body, or for transportation for or essential to any of the foregoing, as these terms are used in Code Section 213(d) and amplified or explained by regulations and rulings promulgated under Code Section 213.

Notwithstanding the foregoing, a “Medical Expense” shall not include premium payments for long-term care coverage, expense payments for long-term care services, premium payments for other health care coverage, or expenses that have been reimbursed or are reimbursable under any other health care coverage. A Medical Expense is incurred at the time that the service giving rise to the expense is performed.

1.3	Plan. “Plan” means the Safeco Medical Expense Reimbursement Plan as amended from time to time.

1.4	Program. “Program” means the Safeco Flexible Benefits Program as amended from time to time.

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SECTION 2

BENEFITS

2.1	Reimbursement Options. Subject to the conditions and limitations set forth in the Plan and the Program, each Participant who elects to participate in the Plan may designate any amount from a minimum of $50 annually to a maximum of $5,000 annually during the Plan Year for reimbursement of Medical Expenses; provided, however, that a Participant may elect zero contributions to the Plan.

2.2	Election of Reimbursement. A Participant elects to participate in the Plan by submitting an Annual Enrollment Election to the Plan Administrator and may claim reimbursement by submitting the incurred claims to the Plan Administrator. A Participant may submit incurred claims in the form (including debit card, online submission, paper claim form transmission, or from health plan vendor feeds) prescribed by the Plan Administrator. All claims must be submitted on or before the end of the claims runout period (as communicated by the Plan Administrator) applicable to the Plan Year. In the event that a Participant does not qualify for reimbursement of the amount elected during the Plan Year, the difference between the amount elected and actual reimbursement shall be forfeited. Any forfeited amount shall be used to offset the Plan’s administrative expenses and any balance remaining thereafter shall be used in any manner permitted by Code Section 125.

In the event of a Participant’s death, the surviving spouse or the administrator or executor of a deceased Participant’s estate may claim reimbursement of Medical Expenses incurred, provided the expense was incurred while the Patricipant was actively participating in the Medical Expense Reimbursment Plan and that the claim is submitted on or before the March 31 after the end of the Plan Year.

2.3	Payment of Reimbursements. The Plan Administrator shall reimburse Medical Expenses that are properly documented to the extent that the Medical Expenses do not exceed the total annual amount of reimbursement elected by the Participant.

Notwithstanding Section 4.5 of the Program, a Medical Expense may be reimbursed at any time during the Coverage Period even if the portion of the Participant’s account balance that is designated for such reimbursement is, at the time of reimbursement, less than the requested reimbursement; provided, however, that the total Plan reimbursements for the Coverage Period shall not exceed the total amount of Plan coverage elected by the Participant for such Coverage Period.

The Plan Administrator shall reimburse a Participant who is entitled to a reimbursement as soon as practical after the Participant submits the claim. No Participant shall have any rights or be entitled to any benefits under the Plan unless the claim is submitted as required by the Plan Administrator. The Plan Administrator will review each claim for reimbursement submitted to determine whether (i) the expenses for which reimbursement is sought are Eligible Expenses and (ii) the Request for Reimbursement

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is accompanied by the required documentation. Each claim for reimbursement must include the following, and any other information that may be required by the Plan Administrator:

(a)	a written statement from an independent third party that the expense has been incurred, the date it was incurred and the amount of the expense and

(b)	a written statement from the Participant that the expense has not been reimbursed and is not reimbursable under any other health plan.

2.4	Maximum Reimbursements. Reimbursements during a Plan Year shall not exceed the lesser of:

(a)	the total annual amount designated on an Annual Enrollment Form for Medical Expenses for such Plan Year or

(b)	the amount of Medical Expenses for which reimbursement is properly requested.

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SECTION 3

CONTINUATION OF COVERAGE

Notwithstanding any other Plan provision regarding termination of coverage, in the event that participation would terminate due to a COBRA qualifying events, a Participant and any covered Dependents may elect to continue coverage on an after-tax, self-pay basis as provided in this Section 3. The terms and conditions of this continuation coverage shall be the minimum necessary to satisfy the health care continuation of coverage requirements known as “COBRA” at Code Section 4980B and Part 6 of subtitle B of Title I of ERISA. With respect to a Participant or covered Dependent, if participation would terminate due to a “qualifying event” (as defined by COBRA), such individual may continue coverage for up to the remainder of the calendar year, but only if the Participant has a positive account balance at the time of any such COBRA qualifying event (taking into account all claims submitted before such COBRA qualifying event). The Participant or covered Dependent will be notified if he or she is eligible for COBRA continuation coverage.

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APPENDIX I

Administrative Facts

Plan Name	Safeco Medical Expense Reimbursement Plan

Plan Number	501

Type of Plan	Medical Expense Reimbursement Plan

Plan Year	January 1 through December 31

Plan Sponsor	Safeco Corporation

Employer Identification Number	91-0742146

Participating Companies

Each subsidiary of the Company listed below (unless such subsidiary’s board elects to the contrary) shall be included as an “Employer” under the Plan:

American Economy Insurance Company

American States Financial Corporation

American States Insurance Company

American States Insurance Company of Texas

American States Life Insurance Company

American States Preferred Insurance Company

F.B. Beattie & Co., Inc.

F.B. Beattie Insurance Services, Inc.

First National Insurance Company of America

First SAFECO National Life Insurance

Company of New York

General America Corporation

General Insurance Company of America

Insurance Company of Illinois

SAFECO Asset Management Company

SAFECO Assigned Benefits Service Company

SAFECO Credit Company, Inc.

SAFECO eCommerce, Inc.

SAFECO Insurance Company of America

SAFECO Insurance Company of Illinois

SAFECO Insurance Company of Pennsylvania

SAFECO Investment Services, Inc.

A-1

SAFECO Life Insurance Company

SAFECO National Life Insurance Company

SAFECO National Insurance Company

SAFECO Select Insurance Services, Inc.

SAFECO Securities, Inc.

SAFECO Services Corporation

SAFECO Surplus Lines Insurance Company

SAFECO Trust Company

The above list may be changed, in accordance with the Plan and the Program.

Funding	Pretax contributions by Participants in accordance with Code Section 125.

Type of Administration	Plan Administrator in accordance with Plan documents.

Agent for Legal Process	Service of legal process may be made on the Plan Administrator.

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